Executive Chair
2024 Performance-Based Restricted Stock Unit Award Agreement
(with Stock Price Hurdle Metrics)
NCR Corporation 2017 Stock Incentive Plan
Congratulations on your award of performance-based restricted stock units of NCR Voyix Common Stock as part of NCR Voyix’s 2024 executive compensation program. The Compensation and Human Resources Committee of our Board of Directors approved your award in anticipation of your future contributions to the success of NCR Voyix. The award also recognizes your past performance and upholds our commitment to rewarding our higher performers. This award is an opportunity to celebrate your achievements and to continue to expand your ownership stake in NCR Voyix.
Your performance-based restricted stock units (“Stock Units”) are awarded (the “Award”) by NCR Voyix Corporation (“NCR Voyix” or the “Company”) under the NCR Voyix 2024 Long-Term Incentive (LTI) Program and the NCR Corporation 2017 Stock Incentive Plan as in effect on the date of this Agreement (“Plan”). See the stock page at www.netbenefits.fidelity.com for the number of Stock Units granted to you, your date of grant (“Grant Date”), and other Award details. Your Award is subject to the terms of this Senior Executive Team 2024 Performance-Based RSU Award Agreement (with Stock Price Hurdle Metrics) and the Plan. Capitalized terms not defined in this Agreement have the meanings provided under the Plan.
1.Grant of Stock Units.  Subject to potential adjustment as set forth in Section 2 and further subject to the other terms and conditions of this Agreement, the number of Stock Units determined under Section 2 (the “Earned Units”) will become vested and non-forfeitable on the three year anniversary of the Grant Date (the “Vesting Date”), provided that (i) the Compensation and Human Resource Committee of the NCR Voyix Board of Directors (the “Committee”) has certified that NCR Voyix has achieved the performance goals set forth on Schedule A to this Agreement (the “Performance Goals”), for the performance period set forth on Schedule A to this Agreement (the “Performance Period”) and (ii) you are continuously employed by an Employer as Executive Chair of the Company or remain in service of the Company as non-employee director in accordance with Section 5 through and until the Vesting Date. The Stock Units are referred to in this Agreement as “Vested” at the time they become vested and non-forfeitable pursuant to this Section or Section 2 or Section 4 below.
2.Performance Vesting.  The number of Stock Units awarded to you (the “Target Award Number”) may be adjusted upward or downward (including to zero) depending on whether the “Performance Goals” are attained for the “Performance Period” as determined in accordance with Schedule A to this Agreement. NCR Voyix Performance will be measured in the manner determined by the Committee, and will be subject to any adjustments approved by the Committee in accordance with Schedule A to this Agreement. You may receive from 0% up to 150% of the Target Award Number based on NCR Voyix Performance. The number of Stock Units that you will receive under this Agreement, after giving effect to any adjustment, is referred to as the “Earned Units.”
The Earned Units represent the right to receive a number of Stock Units equal to the number of Earned Units, subject to the vesting requirements and distribution provisions of this Agreement and the terms of the Plan. All information summarized or otherwise shown on the website of the TPA shall be subject to the determinations of the Committee, the Plan and this Agreement.
3.Settlement of Stock Units.  Except as may be otherwise provided in Section 4 or 21, or Section 14.12 of the Plan or pursuant to an election under Section 14.11 of the Plan, Vested Stock Units will be paid to you as soon as reasonably practicable after the earliest of: (a) the Vesting Date, (b) your Termination of Employment if such Termination of Employment results in vesting pursuant to Section 4 below, including a Termination of Employment in connection with a Change in Control, or (c) the Change in Control date if vesting occurs in connection with a Change in Control without a Termination of Employment as determined under Section 4 below. In all events, the settlement date shall be no later than March 15 of the year following the year in which the earliest of such events occurs; except that, notwithstanding any other provision hereof: (i) the settlement date in the event of vesting in connection with a Change in Control as described in Section 4(i) or 4(ii) shall be no later than 30 days after the Termination Date, or the Change in Control date, as applicable, and (ii) to the extent required in order to avoid accelerated taxation and/or tax penalties under Code Section 409A, the settlement date shall be no later than 30 days after the Vesting Date or the Termination Date, as applicable. Such Vested Stock Units will be paid to you in shares of Common Stock (such that one Stock Unit equals one share of Common Stock) or, in NCR Voyix’s sole discretion in an amount of cash equal to the Fair Market Value of such number of shares of Common Stock on date that immediately precedes the Vesting Date (or such earlier date upon which the Stock Units have become Vested pursuant to Section 4 of this Agreement), or a combination thereof (the date of such payment shall be referred to herein as the “Settlement Date”).

4.Accelerated Vesting and Forfeiture Events.  Your Stock Units will vest earlier than the Vesting Date, or remain outstanding and eligible to vest on the Vesting Date, or be forfeited and cancelled before vesting, in each case to the extent provided below. Except as otherwise provided in this Agreement, in the event of your Termination of Employment before the Vesting Date for any reason, all unvested Stock Units will automatically be forfeited and cancelled, and no Shares or cash will be issued or paid.

Event	Treatment of Stock Units
Death or Disability	Vesting: Your unvested Stock Units will become fully Vested on your Termination Date as follows: (a) if employment ends during the Performance Period, full vesting will apply based on the greater of: (i) Target performance, or (ii) actual level of achievement of the Performance Goals as of your Termination Date as determined and certified by the Committee in accordance with Sections 1 and 2 hereof and assuming for this purpose that the Performance Period ended on your Termination Date, and (b) if employment ends after the Performance Period ends, full vesting will apply based on the actual level of achievement of the Performance Goals as certified by the Committee in accordance with Sections 1 and 2 hereof.
Retirement or Involuntary Termination (other than for Cause)
Vesting: Your unvested Stock Units will vest pro rata effective on the Vesting Date for your Award determined under Section 1, and will be determined as follows: (a) the total number of shares that you would have received (as determined under Section 2) as if your NCR employment had not terminated prior to the Vesting Date will be multiplied by (b) a fraction, the numerator of which is your Work Period and the denominator of which is your Vesting Period.

Termination for Cause or Voluntary Resignation	All unvested Stock Units will be forfeited and cancelled.

Definitions: For purposes of this Agreement, the following definitions apply:
“Change In Control Termination” means, where this Award is assumed, converted or replaced by a publicly traded continuing entity or publicly traded successor, your Termination of Employment by the Employer or such continuing entity or such successor within twenty-four (24) months following a Change in Control other than for “Cause” (as defined in the CIC Severance Plan if you participate therein on your Termination Date; otherwise, as defined in the Plan). Notwithstanding anything herein to the contrary, a termination due to Disability shall not be treated as a Termination for “Cause” for any purpose under this Agreement.
“CIC Severance Plan” means the Company’s Severance Plan adopted by the Board of Directors or a committee thereof applicable to you (if any) as in effect on your Termination Date.
“Disability” means, except as otherwise provided herein, your qualifying for benefits under your Employer’s long- term disability plan.
“Employer” means NCR Voyix (the Company) or any Subsidiary or Affiliate of NCR Voyix by which you are or have been employed.

“Good Reason Termination” means, where this Award is assumed, converted or replaced by a publicly traded continuing entity or a publicly traded successor, your Termination of Employment as Executive Chair of the Company by the Employer or such continuing entity or such successor within twenty-four (24) months following a Change in Control for “Good Reason” (as defined in the CIC Severance Plan to the extent you are a Participant in the CIC Severance Plan on your Termination Date; provided that if you are not a Participant in the CIC Severance Plan on your Termination Date, the provisions set forth in this Agreement with respect to “Good Reason Termination” shall not apply to you).
“Include”, “Includes,” and “Including” mean, respectively, include without limitation, includes without limitation, and including without limitation.
“Involuntary Termination (other than for Cause)” means your Termination of Employment by the Employer for any reason other than for “Cause” (as defined in the Plan), excluding: (i) any Termination of Employment due to Disability, and (ii) any Termination of Employment by the Employer or publicly traded continuing entity or publicly traded successor during the twenty-four (24) months following a Change in Control.
“Retirement” means your Termination of Employment at age 62 or older with at least 10 years of continuous service with an Employer through your Termination Date (excluding service with acquired entities before the acquisition).
“Termination Date” means the date of your Termination of Employment for any reason.
“TPA” means the third party administrator for the Plan
“Vesting Period” means the number of days in the period starting on the Grant Date an ending on your last Vesting Date.
“Work Period” means the number of days in the period starting on the Grant Date and ending on your Termination Date.
Change in Control Provisions:

Change in Control occurring during the Performance Period
Unless an earlier vesting date applies under this Agreement, and subject to your continued employment through the Vesting Date, and subject to the special vesting rules immediately below the greater of: (i) the Target Award Number under this Agreement, or (ii) such Target Award Number adjusted to reflect actual performance as of the Change in Control (using the Company’s common stock price solely as of the Change in Control if greater than the twenty (20) trading day trailing average stock price for twenty (20) consecutive trading days hurdles achieved prior to the Change in Control), shall Vest on the Vesting Date (with no proration).

Change in Control occurring after the end of the Performance Period	Unless an earlier vesting date applies under this Agreement, the unvested Earned Units shall Vest on the Vesting Date provided in Section 1 (with no proration), subject to your continued employment through the Vesting Date (and subject to the special vesting rules immediately below).

Notwithstanding and without regard to any other provision of this Agreement to the contrary (provided that, for the avoidance of doubt, the treatment set forth in Section 4 of this Agreement with respect to Death, Disability, and Retirement shall continue to apply following a Change in Control):

(i)In the event of a Change In Control Termination or a Good Reason Termination, to the extent not then Vested, the Stock Units shall become Vested immediately upon such Change In Control Termination or Good Reason Termination (as applicable) in the amounts determined as set forth in the chart above with respect to performance and with no proration; and
(ii)In the event a Change in Control occurs prior to the Vesting Date and the Stock Units are not assumed, converted or replaced by a publicly traded continuing entity or publicly traded successor, the Stock Units shall become Vested immediately prior to the Change in Control in the amounts determined as set forth in the chart above with respect to performance and with no proration.
5.Special Non-Employee Director Rules. Notwithstanding Section 4, above:
(a)If you cease to serve as Executive Chair of the Company but thereafter remain in service of the Company as a non-employee director, your change in service from employee to non-employee director will not constitute a Termination of Employment and your unvested Stock Units will continue to vest and become earned in accordance with Section 2 during your service as non-employee director.
(b)If you cease to be a non-employee director due to failure to be renominated or re-elected to the Board for any reason other than Cause, your unvested Stock Units will become fully vested on the Vesting Date based on the actual level of achievement of the Performance Goals as certified by the Committee in accordance with Section 1 and 2.
(c)If you cease to be a non-employee director due to your voluntary resignation from the Board where no basis for Cause exists, your unvested Stock Units will vest pro rata effective on the Vesting Date for your Award determined under Section 1, and will be determined as follows: (i) the total number of shares that you would have received (as determined under Section 2) as if your NCR service had not terminated prior to the Vesting Date will be multiplied by (ii) a fraction, the numerator of which is your Work Period and the denominator of which is your Vesting Period.
6.Compensation. Your Plan participation is voluntary. The value of your Award is an extraordinary item of income, is not part of your normal or expected compensation and will not be considered in calculating any severance, redundancy, end of service payments, bonus, long-service awards, pension, retirement or other benefits or similar payments. The Plan is discretionary in nature. The Award is a one-time benefit that creates no contractual or other right to further awards or other future benefits. Future grants (if any) and their terms are at the sole discretion of NCR Voyix.
7.Nontransferability. At all times before the Vesting Date, unvested Stock Units may not be sold, transferred, pledged, assigned or otherwise alienated, except by beneficiary designation, by will or by the laws of descent and distribution upon your death. As soon as practicable after the Vesting Date (or such other date as Stock Units become payable in accordance with Section 4), if Stock Units that Vested on such Vesting Date are to be paid in the form of Shares, NCR Voyix will instruct its transfer agent and/or its TPA to record on your account the number of such Shares underlying the number of such Stock Units, and such Shares will be freely transferable.
8.Dividends.  Any cash dividends declared before the Vesting Date on the Shares underlying unvested Stock Units shall not be paid currently, but shall be converted into additional unvested Stock Units, and any cash dividends declared after the Vesting Date but before the Settlement Date on the Shares underlying Vested Stock Units shall not be paid currently, but shall be converted into additional Vested Stock Units and settled pursuant to Section 3 at the same time as the underlying Vested Stock Units. Any Stock Units resulting from such conversion (the “Dividend Units”) will be considered Stock Units for purposes of this Agreement and will be subject to all of the terms, conditions and restrictions set forth herein that apply to the underlying Stock Units that generated the Dividend Units. As of each date that NCR Voyix would otherwise pay the declared dividend on the Shares underlying the Stock Units (the “Dividend Payment Date”) in the absence of the reinvestment requirements of this Section, the number of Dividend Units will be determined by dividing the amount of dividends otherwise attributable to the Stock Units but not paid on the Dividend Payment Date by the Fair Market Value of NCR Voyix’s Common Stock on the Dividend Payment Date.
9.Withholding.  Before tax and withholding events, as a condition of your receiving Shares in respect of the Stock Units, you agree to make arrangements satisfactory to the Employer and Plan Administrator to satisfy all income tax, social insurance tax, payroll tax, fringe benefits tax and other Federal, state or local and non-U.S. tax payment or withholding requirements or other tax related items (collectively, “Tax-Related Items”) determined by the Plan Administrator in its sole discretion in connection with the Award or your participation in the Plan, including paying NCR Voyix, in its sole discretion, through payroll withholding or other Plan Administrator-required method, the amount of Tax-Related Items required to be paid or withheld with respect to the Stock Units. Such payment of

Tax-Related Items will be made by NCR Voyix withholding Shares issuable upon settlement of the Stock Units equal to the amount required to be withheld or paid as determined by NCR Voyix, except to the extent that: (i) the Chief Human Resources Officer permits payment for such Tax-Related Items in cash by an employee other than an executive officer of NCR Voyix (“Executive Officer”) subject to Section 17 of the Securities Exchange Act of 1934, as amended (the “Act”), or (ii) you are an Executive Officer and you elect to make payment for such Tax-Related Items in cash or by instructing NCR Voyix and any brokerage firm approved by NCR Voyix to sell on your behalf the Shares underlying the Stock Units that NCR Voyix determines will satisfy such Tax-Related Items. Any withholding of Shares or sale or cash payment pursuant to this Section will occur when the requirement to withhold or pay taxes arises, or as soon as practicable afterwards if permitted by NCR Voyix. If you are an Executive Officer who instructs a brokerage firm sale permitted by this Section, you will be responsible for, and will indemnify and hold NCR Voyix and the Employer harmless with respect to, any and all losses, costs, damages or other expenses (including brokerage fees and other similar costs related directly to any such sale of Common Stock) arising in connection with, or related to, any such sale. You acknowledge that if, at the time any Shares of Common Stock are sold to satisfy requirements relating to Tax-Related Items pursuant to this Section, you are an Executive Officer as defined above, any such sale of Common Stock must be made pursuant to an exemption from the requirements under Section 16(b) of the Act.
You agree that the ultimate liability for all Tax-Related Items remains your responsibility and may exceed the amount withheld. Depending on the withholding method, NCR Voyix may withhold or account for Tax-Related Items by considering such statutory withholding rates as may be determined applicable in the discretion of the Plan Administrator that will not result in an adverse accounting consequence or cost.
10.Non-Competition, Non-Solicitation and Non-Recruit/Hire.
(a)Pursuant to your employment with NCR Voyix, you have or will have access to, and knowledge of, certain NCR Voyix Confidential Information (as defined in Section 15 below). You acknowledge that any unauthorized use (including use for your own benefit or to the benefit of others), transfer, or disclosure by you of NCR Voyix Confidential Information can place NCR Voyix at a competitive disadvantage and cause damage, financial and otherwise, to its business. You further acknowledge that, because of the knowledge of and access to NCR Voyix Confidential Information that you have acquired or will have acquired during your employment, you will be in a position to compete unfairly with NCR Voyix following the termination of your employment.
(b)Post-Employment Restrictive Covenants. Therefore, for the purpose of protecting NCR Voyix’s business interests, including NCR Voyix Confidential Information, goodwill and stable trained workforce of NCR Voyix, and in exchange for the benefits and consideration provided to you under this Agreement (including the potential future vesting of Stock Units), you agree that, for a 12-month period after the termination of your NCR Voyix employment (or the maximum period allowed by applicable law if less than 12 months) (the “Restricted Period”), regardless of the reason for termination, you will not, without the prior written consent of the Chief Executive Officer of NCR Voyix :
(1)Non-Recruit/Hire - Directly or indirectly (including assisting third parties) recruit, hire or solicit, or attempt to recruit, hire or solicit any employee of NCR Voyix, induce or attempt to induce any employee of NCR Voyix to terminate his or her employment with NCR Voyix, or refer any such employee to anyone outside of NCR Voyix for the purpose of that employee seeking, obtaining, or entering into an employment relationship or agreement to provide services;
(2)Non-Solicitation - Directly or indirectly (including assisting others), solicit or attempt to solicit the business of any NCR Voyix customers or prospective customers with which you had Material Contact (as defined in Section 10(c)(i) below) during the last 2 years of your NCR Voyix employment for purposes of providing products or services that are competitive with those provided by NCR Voyix;
(3)Non-Competition - Perform services, directly or indirectly, in any capacity (including as an employee, consultant, contractor, owner or member of a board of directors): (i) of the type conducted, authorized, offered, or provided by you on behalf of NCR Voyix during the 2 years prior to termination of your NCR Voyix employment; (ii) in connection with NCR Voyix Competing Products/Services (as defined in Section 10(c)(ii)) that are similar to or serve substantially the same functions as those with respect to which you worked during the 2 years prior to termination of your NCR Voyix employment or about which you obtained trade secret or other NCR Voyix Confidential Information; (iii) within the geographic territories (including countries and regions, if applicable, or types, classes or tiers of customers if no geographic territory was assigned to you) where or for which you performed, were assigned, or had responsibilities for such services during the 2 years preceding your termination; and (iv) on behalf of a Competing Organization (as defined in Section 10(c)(iii)).

(c)For purposes of Section 10 of this Agreement, the following definitions shall apply:
(i)Material Contact” means the contact between you and each customer or prospective customer (a) with which you dealt on behalf of NCR Voyix, (b) whose dealings with NCR Voyix were coordinated or supervised by you, (c) about whom you obtained confidential information in the ordinary course of business as a result of your association with NCR Voyix, or (d) who receives products or services authorized by NCR Voyix, the sale or provision of which results, resulted or, with regard to prospective customers, would have resulted in compensation, commissions, or earnings for you within the 2 years prior to the date of your termination;
(ii)“Competing Products/Services” are any products, services, solutions, platforms, or activities that compete, directly or indirectly, in whole or in part, with one or more of the products, services or activities produced, provided or engaged in by NCR Voyix (including products, services or activities in the planning or development stage during your NCR Voyix employment) at the time of your separation from NCR Voyix and during the 2 years prior to termination of your NCR Voyix employment;
(iii)A “Competing Organization” is any person, business or organization that sells, researches, develops, manufactures, markets, consults with respect to, distributes and/or provides referrals with regard to one or more Competing Products/Services and includes all entities on the Competing Organization List;
(iv)The “Competing Organization List,” which NCR Voyix updates from time to time, provides examples of companies that, as of the date of the List’s publication, meet the definition of Competing Organization under Section 10(c)(iii) above. However, the Competing Organization List is not comprehensive and, in the event of a conflict between Section 10(c)(iii) and the Competing Organization List, Section 10(c)(iii) controls. The most recent version of the Competing Organization List in effect at the time of the termination of your NCR Voyix employment, which is available on the NCR Voyix HR intranet, or from the NCR Voyix Law Department or HR upon request, is the version to consult for relevant examples of Competing Organizations for purposes of this Agreement. As of the Grant Date, the companies listed in this Section (and the subsidiaries and affiliates of each) constitute NCR Voyix’s Competing Organization List for 2024 (with designations such as “Inc.” and “Corp.” omitted from company names). This list will remain in effect until an updated list is approved/posted. You understand that the non-competition provisions in this Agreement are not limited to those on the list below, that other companies may qualify as competitors under this Agreement, and that you may be restricted from accepting employment or other work from such other companies, subject to the terms of this Agreement.
(v)ACI Worldwide, Acuative, Agilysys, Alkami Technology, Altametrics, Aptos, Diebold Nixdorf, Dimension Data/NTT, FIS (includes Zenmonics), Fiserv (includes First Data and Clover), Flooid, Fujitsu, Gilbarco Veeder-Root, GK Software, Global Payments, HP, Inc., Infor, Instacart, Jack Henry & Assoc., Korala Associates Ltd., Lavu Inc., Lightspeed Commerce (includes Upserve, Breadcrumb, Shopkeep), , LOC Software, Mashgin, Meridianlink, NationalLink, nCino, NSC Global, The ODP Corporation (Compucom), OLO, Oracle, PAR Technology, Q2, Qu, Revel Systems, SAP, Shift4, SpotOn Transact, Square, Temenos AG (includes Kony), The ODP Corporation (Compucom), Tillster, Toast, Toshiba TEC (includes Toshiba Global Commerce, Solutions), Unisys, and Westcon- Comstor, Glory, TCS (Tata Consultancy), PDI, Manhattan, BlueYonder, Relex, Symphony Retail, AWS, Clover, Ingenico, Verifone, Lenovo, IBM, Shopify, Restaurant365, Paytronix.
(vi)All references to “NCR Voyix” in this Section 10 refer to NCR Voyix and any other Employer, including any company the stock or substantially all the assets of which NCR Voyix or any other Employer has acquired during the period applicable to the 2-year look back for the restrictive covenants referred to herein.
(d)Consideration.  You acknowledge that (i) you would not have received the benefits and consideration provided under this Agreement, including the potential future vesting of equity awards, but for your consent to abide by the Post-Employment Restricted Covenants contained in Section 10(b); (ii) you must abide Section 10(b) regardless of whether any stock units or other equity has vested or been distributed as of the time of any violation of its terms; and (iii) your agreement to Section 10(b) is a material component of the consideration for this Agreement.
(e)Remedies.  You agree that, if you breach any of the provisions of this Agreement: (i) NCR Voyix shall be entitled to all of its remedies at law or in equity, including money damages and injunctive relief; (ii) in the event of such breach, in addition to NCR Voyix’s other remedies, any unvested Stock Units will be immediately forfeited and deemed canceled, and you agree to pay immediately to NCR Voyix the Fair Market Value of any Stock Units that vested during the 18 months prior to the date of your termination of employment (or if applicable law mandates a maximum time that is shorter than 18 months, then for a period of time equal to the shorter maximum period), without regard to whether you continue to own the Shares associated with such Stock Units; and (iii) NCR Voyix shall also be entitled to an accounting and repayment from you of all profits, compensation, commissions, remuneration or benefits that you (and/or the applicable Competing Organization) directly or indirectly have realized or may realize as a result of or in connection with any breach of these covenants, and such remedy shall be in addition to and not in limitation of any injunctive relief or other rights or remedies to which NCR Voyix may be entitled at law or in equity.
(f)Subsequent Employment.  You agree that, while employed by NCR Voyix and for 1 year thereafter, you will communicate the contents of this Section 10 of this Agreement to any person, firm, association, partnership, corporation or other entity which you intend to become employed by, contract for, associated with or represent, prior to accepting and engaging in such employment, contract, association and/or representation.
(g)Tolling.  [FOR US EMPLOYEES ONLY:] You agree that the Restricted Period will be tolled and suspended during the pendency of any legal proceedings to enforce any of the covenants set forth in this Section 10 and that no time that is part of or subject to such tolling and suspension will be counted toward the 12-month duration of the Restricted Period.
(h)Reasonable and Necessary.  You agree that the Post-Employment Restrictive Covenants set forth in Section 10(b) are reasonable and necessary for the protection of NCR Voyix’s legitimate business interests, that they do not impose a greater restraint than is necessary to protect the goodwill or other business interests of NCR Voyix, that they contain reasonable limitations as to time and scope of activity to be restrained, that they do not unduly restrict your ability to earn a living, and that they are not unduly burdensome to you.
(i)Severability.  Each clause of this Agreement and Section constitutes an entirely separate and independent restriction and the duration, extent and application of each of the restrictions are no greater than is necessary for the protection of NCR Voyix’s interests. If any part or clause of this Section 10 is held unenforceable, it shall be severed and shall not affect any other part of Section 10 and this Agreement.
(j)Amendment for California Employees Only. Section 10(b)’s Non-Competition, Non-Solicitation, and Non-Recruit/Hire restrictions do not apply to you if, following the termination of your NCR Voyix employment, you continue to reside or work in California or any other jurisdiction that prohibits the application thereof. Notwithstanding the foregoing, you are and shall continue to be prohibited from any unauthorized use, transfer, or disclosure of NCR Voyix Confidential Information, including trade secrets, pursuant to the California Trade Secrets Act, the U.S. Defend Trade Secrets Act of 2016, your confidentiality and non-disclosure agreements with NCR Voyix, and any other applicable federal, state and common law protections afforded proprietary business and trade secret information.
(k)Non-U.S. Country-Specific Amendments.  The restrictions contained in Section 10(b)(2) and/or (3) do not apply to you if, following the termination of your NCR Voyix employment, you continue to reside or work in a country that mandates, as a non-waiveable condition, continued pay during the Restricted Period, unless NCR Voyix advises you it will tender such pay, which shall be in the minimum amount required by local law. Section 10(b)(2) and/or (3) do not apply to you if you are terminated without cause (as this term or concept is defined by applicable law) and you reside in a country that requires termination for cause in order to enforce post-employment non-competition and/or non-solicitation restrictions. [FOR EMPLOYEES IN ARGENTINA, BELGIUM, CHINA, CZECH REPUBLIC, ISRAEL, SERBIA ONLY:] The restrictions set forth in Section 10(b)(2) and/or (3), as the case may be, shall have the additional consideration of a monthly payment from NCR Voyix during the term of the Agreement in such amount as is minimally required by law (“Non-Competition Compensation”); however, NCR Voyix may at any time, and it its sole discretion, waive the obligations and duties set forth in Section 10(b)(2) and/or (3), which shall release NCR Voyix from the obligation of making Non-Competition Compensation payments. Subject to the foregoing and local law, Non-Competition Compensation, if calculated based on monthly salary, will exclude any bonus, commissions, ex gratia payments, payments under any share option or incentive plan, benefits, “thirteenth- month” salary, or any payment in respect of any vacation entitlement accrued or that would have accrued during the period of the Agreement, and the payment of Non-Competition Compensation shall be made in monthly installments starting 1-month after the start of the Restricted Period (or, if applicable law mandates a maximum time that is shorter than 1 month, then for a period of time equal to that shorter maximum period) (“Payment Period”). If NCR Voyix does not commence the Non- Competition Compensation payments within the Payment Period, this shall affect a mutual release of Section 10(b)(2) and (3) obligations and no separate waiver need be provided by NCR Voyix. In such circumstances, you will not be subject to any ongoing non-competition or non-solicitation obligations, nor will NCR Voyix have any obligation to pay the Non-Competition Compensation; however, this release does not extend to the obligations under Section 10(b)(1), which will continue to apply. [FOR EMPLOYEES IN DENMARK, FRANCE, GERMANY ONLY:] Section 10(b)(2) and (3) of this Section do not apply to you if, following the termination of your NCR Voyix employment, you continue to reside or work in Denmark, France, or Germany; however, Section 10(b)(1) shall continue to apply. [FOR EMPLOYEES IN UAE ONLY:] In the event that you breach the Section 10(b)(3) Non-Competition restrictive covenant, you acknowledge that NCR Voyix will suffer irreparable damage, and you promise to pay NCR Voyix on demand damages in a sum equal to the amount of 6 months of your salary that was in effect when your NCR Voyix employment ended. You acknowledge that this sum represents a reasonable estimate of damages that NCR Voyix will suffer, and that, where local law allows, NCR Voyix may seek additional compensatory damages.
11.Arbitration, and Class, Collective, and Representative Action Waiver.  [FOR U.S. EMPLOYEES ONLY:] You and NCR Voyix (collectively, the “Parties”) agree that any controversy or claim arising out of or related to this Agreement and/or with respect to your employment with NCR Voyix and any other Employer shall be resolved by binding arbitration; the obligation to arbitrate shall also extend to and encompass any claims that you may have or assert against any NCR Voyix employees, officers, directors or agents. Notwithstanding the foregoing, the following disputes and claims are not covered by this Arbitration provision and shall therefore be resolved in any appropriate forum as required by the laws then in effect: claims for workers’ compensation benefits, unemployment insurance, or state or federal disability insurance; claims for temporary or preliminary injunctive relief (including a temporary restraining order) in aid of arbitration or to maintain the status quo pending arbitration; and any other dispute or claim that has been expressly excluded from arbitration by statute. The Parties further agree that in the event of a breach of this Agreement, NCR Voyix or you may, in addition to any other available remedies, bring an action in a Court of competent jurisdiction for equitable relief pending appointment of an arbitrator and completion of an arbitration; and, in such instance, shall not be required to post a bond. If any portion of this Arbitration provision is held unenforceable, it shall be severed and shall not affect the duty to arbitrate nor any other part of this Section. In addition:
(a)The Parties agree that any demand for arbitration shall be filed within the statute of limitations applicable to the claim or claims upon which arbitration is sought or required, or the claim shall be barred. Arbitration shall be conducted in accordance with the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association (available at www.ADR.org) to the extent not inconsistent with the terms of this Agreement. The arbitrator shall allow discovery in the form of: (1) the mutual exchange of documents (as defined under the Federal Rules of Civil Procedure) pertaining to the claim being arbitrated and for which there is a direct and demonstrable need; and (2) up to three depositions by each party. However, notwithstanding these general limitations, upon good cause shown, in a personal or telephonic hearing, the arbitrator may allow additional, non-burdensome discovery. The arbitrator shall balance the likely importance of the requested materials with the cost and burden of the discovery sought, and when disproportionate, the arbitrator may deny the request(s) or require that the requesting party advance the reasonable cost of production to the other side. Issues of arbitrability shall be determined in accordance with the U.S. federal substantive and procedural laws relating to arbitration; in all other respects, this Agreement shall be governed by the laws of the State of Georgia in the United States, without regard to its conflict-of-laws principles, and the arbitration shall be held in the metropolitan Atlanta, Georgia area, with the exception of employees who primarily reside and work in California or Washington, for whom arbitration shall be held in California and Washington respectively, and with respect to controversies arising in California, to which California law shall apply. The arbitration shall be held before a single arbitrator who is an attorney having at least five years of experience in employment law. The arbitrator’s decision and award shall be written, final and binding and may be entered in any court having jurisdiction. The Parties agree that nothing in this Agreement relieves them from any obligation they may have to exhaust certain administrative remedies before arbitrating any claims or disputes under this Agreement. NCR Voyix shall be responsible for the cost of any filing fees to initiate arbitration and any other expenses of arbitration required by applicable law to be borne by the employer in an employment dispute. Each party shall bear its own attorney fees associated with the arbitration; other costs, and expenses of the arbitration, shall be borne as provided by the rules of the American Arbitration Association.
(b)Class, Collective and/or Representative Action Waiver.  To the maximum extent permitted by law: (1) all covered claims under this Agreement must be brought in your individual capacity, and not as a plaintiff or class member in any purported class, collective or representative proceeding; (2) no claims may be brought or maintained on a class, collective or representative basis either in Court or in arbitration, notwithstanding the rules of the arbitral body; (3) such claims will be decided on an individual basis in arbitration pursuant to this Agreement; and (4) the Parties expressly waive any right with respect to any covered claims to submit, initiate, or participate as a plaintiff, claimant or member in a class action or collective action, regardless of whether the action is filed in arbitration or in court. Claims may not be joined or consolidated in arbitration with disputes brought by or against other individual(s), unless agreed to in writing by the Parties (you, NCR Voyix, and the other individual(s)). Any issue concerning the validity of this class, collective or representative action waiver, and whether an action may proceed as a class, collective or representative action, must be decided by a Court, and an arbitrator shall not have authority to consider the issue of the validity of this waiver or whether the action may proceed as a class, collective or representative action. If, for any reason, this class, collective and/or representative action waiver is determined to be unenforceable, then the class, collective or representative claim may proceed only in a Court of competent jurisdiction in Atlanta, Georgia and may not be arbitrated. No arbitration award or decision will have any preclusive or estoppel effect as to issues or claims in any future dispute.

(c)Waiver of Jury Trial. By signing this Agreement and consenting to Arbitration, both I and NCR Voyix are knowingly and voluntarily waiving any right to a jury trial.
12.Clawback Policy.  By accepting the Stock Units, you agree that then notwithstanding any provision of this Agreement, you may forfeit the Stock Units or be required to repay the Shares or Stock Units or the proceeds received from disposing of Shares or Stock Units under any applicable law or any clawback or compensation recovery policy adopted by the Company, its Board of Directors, or any Committee thereof.. You agree that NCR Voyix may, to the extent permitted or required by law or regulation (including NYSE rules and the Dodd-Frank Act), enforce any repayment obligation under applicable law or any such policy by reducing any amounts that may be owing from time to time by NCR Voyix to you, whether in the form of wages, severance, vacation pay or any other benefit or for any other reason, or enforce any other recoupment permitted by applicable law or regulation.
13.Beneficiaries.  Beneficiaries may be designated (and designations may be changed or revoked), in the manner required by the Plan Administrator, to receive all or part of Stock Units in case of your death. In the event of your death, any portion of the Stock Units subject to such a designation that has not been superseded, modified or revoked in accordance with such procedures will be distributed to such beneficiary or beneficiaries in accordance with this Agreement. Any other portion of the Stock Units not designated by you will be distributable to your estate. If there is any question as to the legal right of any beneficiary to receive a distribution hereunder (as determined by NCR Voyix in its sole discretion), the Shares underlying the Stock Units in question may be purchased by and distributed to your estate, in which event NCR Voyix shall have no further liability to anyone with respect to such Shares. For information about TPA beneficiary procedures, or to revoke or change a beneficiary designation, call Fidelity at 1-800-544-9354 (U.S. grantees) or 1-800-544-0275 (non-U.S. grantees). Non-U.S. employees may access the toll-free number at: https://www.fidelity.com/customer-service/phone-numbers/overview.
14.Data Privacy.  By entering into this Agreement, you understand and acknowledge that your personal data may be processed, in electronic or other form as described in the NCR Voyix Employee Privacy Notice applicable to your jurisdiction.
15.Non-Disclosure of Confidential Information. You acknowledge and agree that your employment with NCR Voyix or another Employer created a relationship of trust and confidence between you and the Employer with respect to, and that your position and its job duties exposed and/or will expose you to a broad variety of, NCR Voyix Confidential Information. As used in this Agreement, “NCR Voyix Confidential Information” means any information: of or held by NCR Voyix or any of its subsidiaries or affiliates that is not generally known or readily ascertainable by the public; or provided to NCR Voyix or any of its subsidiaries or affiliates by any person or entity subject to confidentiality obligations. NCR Voyix Confidential Information includes financial records, projections and forecasts, creations, discoveries, inventions, innovations, research, development, software, technology, works of authorship and the subject matter of intellectual property rights, company strategies, reports, plans, prospects and opportunities, employee information, market and sales information and plans (such as pricing, proposals and product introductions), and information about current and prospective customers (including their preferences and needs) and trade secrets. This Agreement, including its terms and conditions, shall be considered NCR Voyix Confidential Information. You agree, and represent and warrant, that you will not disclose or use and have not disclosed or used, in whole or in part, any NCR Voyix Confidential Information other than to the extent necessary in the ordinary course of performing your duties at and for your Employer and in accordance with NCR Voyix’s and the Employer’s policies, without the prior written consent of NCR Voyix, which may be granted or withheld in NCR Voyix’s sole discretion, for any reason or no reason.
Notwithstanding anything to the contrary in this Agreement:
(a)In response to a valid subpoena, valid court, governmental or administrative order, or valid and mandatory discovery request (“Disclosure Request”), you may disclose, to the extent required thereby, requested NCR Voyix Confidential Information, or truthful testimony or information about NCR Voyix or your Employer (if different), provided, to the extent permitted by law, you provide NCR Voyix as much advance notice as practicable so as to enable NCR Voyix to seek to limit, condition, or quash such disclosure, as appropriate, including to obtain a protective order. Should you receive a Disclosure Request, you may reach out to NCR Voyix’s General Counsel or its law department for assistance, but you are not required to do so.
(b)[US EMPLOYEES ONLY:] An individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (1) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and (2) solely for the purpose of reporting or investigating a suspected violation of the law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(c)You are not prohibited from reporting possible violations of the law to, or filing a charge or complaint with any federal, state or local governmental agency or commission (“Government Agencies”), including the Equal Employment Opportunity Commission, the Securities and Exchange Commission, the Department of Justice, or from making disclosures to Government Agencies that are protected by law (such as providing testimony and information during a government investigation), and you are not required to notify NCR Voyix that you have made any such reports or disclosures.
(d)[US EMPLOYEES ONLY:] This Agreement does not prohibit, nor shall it be interpreted as restraining or interfering with, employee rights under Section 7 of the National Labor Relations Act.
(e)(i) you may disclose this Agreement or any of its terms and conditions to your spouse, domestic partner, tax advisor, or attorney; and (ii) you may disclose the non-disclosure, non-competition, non-solicitation, and non-recruit/hire covenants herein to a prospective employer provided that you agree that you will, as applicable, require any persons or entities to whom disclosure is made as permitted in (i) or (ii) to keep such information confidential and not disclose it to others.
16.No Advice Regarding Grant.  NCR Voyix is not (a) providing any tax, legal or financial advice, or (b) making any recommendations about your Plan participation, or any transaction relating to your Stock Units or the underlying Shares. You should consult with your own personal tax, legal and financial advisors before taking any Plan-related action.
17.Electronic Documents and TPA Information.  This Agreement, including Section 10, is executed electronically, and is immediately binding upon your electronic acceptance. If you reside in a country that requires original ink signatures on paper, you waive this requirement to the extent permitted by law. You agree to receive all Award related documents electronically, and to participate in the Plan online through the TPA electronic system. Summaries and other information shown on the TPA website, which may be updated from time to time, shall be subject to the determinations of the Committee and the Plan Administrator, the Plan and this Agreement. The determinations of the Committee and the Plan Administrator, the Plan and this Agreement will govern in the event of any conflict with such TPA website summaries and other information.
18.Severability, Waiver and Conflicting Terms.  The provisions of this Agreement are severable. If a court or other tribunal of competent jurisdiction holds any provision unenforceable or invalid, such provision will be severed and will not affect any other part hereof, which will be enforced as permitted by law; except that to the extent such invalid provision can be rendered valid by modification, you agree that the court or tribunal shall so modify such provision to render it valid and enforceable to the fullest extent permitted by law. You acknowledge that a waiver by NCR Voyix of breach of any provision of this Agreement will not operate or be construed as a waiver of any other provision of this Agreement or any subsequent breach of this Agreement. If this Agreement conflicts with the Plan in any respect, the Plan terms will prevail, except that Section 11 of this Agreement will prevail with respect to the law governing this Agreement and all claims relating to this Agreement.
19.Amendment.  The NCR Voyix Board of Directors or the Committee or any delegate may amend your Award terms in this Agreement, except that no such amendment will be made that would materially impair your rights hereunder without your consent, except such an amendment made to comply with applicable law, including Code Section 409A, stock exchange rules or accounting rules.
20.Rules for Participants in Non-U.S. Jurisdictions.  Notwithstanding anything herein or in the Plan to the contrary, if you are or become subject to the laws of a non-U.S. jurisdiction, your Award will be subject to (i) the special rules in Appendix A to this Agreement for your country and the laws and requirements of such non-U.S. jurisdiction to the extent so determined in the sole discretion of the Plan Administrator for legal or administrative reasons, and (ii) this Agreement’s terms and conditions are deemed modified to the extent determined in the sole discretion of the Plan Administrator for legal or administrative reasons. Subject to Section 19, the Committee or the Plan Administrator may amend this Agreement before or after an Award is made and take any other action deemed appropriate in its sole discretion to obtain approval or comply with any necessary local governmental regulatory requirements or exemptions.
21.Code of Conduct Certification; Compliance with Insider Trading Laws and NCR Voyix Insider Trading Policy; Code Section 409A Compliance.  Notwithstanding anything herein to the contrary, this Award of Stock Units and your right to receive payment of any Vested Stock Units are expressly conditioned upon your timely annual certification to the NCR Voyix Code of Conduct. If you do not timely provide any certification required by the Employer before vesting of any portion of the Stock Units, that portion of the Stock Units will be forfeited, except that no such forfeiture will occur unless you are provided written notice (which notice may be provided by email) of the impending forfeiture, and you do not provide your certification to NCR Voyix’s Code of Conduct within thirty days following such notice.

With respect to any Shares distributed under this agreement, you understand and agree that you are responsible for reviewing, understanding and complying with Insider Trading laws and NCR Voyix’s Insider Trading Policy (available on the internet or by request from the NCR Voyix Law Department), and that you may not trade in NCR Voyix securities except in compliance with the NCR Voyix Insider Trading Policy (as may be amended from time to time), which is incorporated herein by reference. You should consult an attorney if you have questions concerning such matters.
The parties intend that payments under this Agreement comply with Code Section 409A or are exempt therefrom, and this Agreement shall be interpreted, administered and governed in accordance with such intent. Notwithstanding anything contained herein to the contrary, you shall not be considered to have terminated employment with the Employer for purposes of any payments under this Agreement which are subject to Code Section 409A until you would be considered to have incurred a “separation from service” from the Employer within the meaning of Code Section 409A. Each amount to be paid under this Agreement shall be construed as a separate identified payment for purposes of Code Section 409A. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Code Section 409A: (A) amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement or any other arrangement between you and the Employer during the six (6) month period immediately following your separation from service shall instead be paid on the first business day after the date that is six (6) months following your separation from service (or, if earlier, your death), (B) for purposes of this Agreement, “Disability” shall have the meaning set forth in Treas. Reg. 1.409A-3(i)(4)(i), and (C) a Change in Control shall be deemed to have occurred only if a change in the ownership or effective control of NCR Voyix or a change in ownership of a substantial portion of the assets of NCR Voyix shall also be deemed to have occurred under Code Section 409A. Notwithstanding anything contained herein to the contrary, no payment shall be made pursuant to this Agreement prior to the earliest time that will not result in accelerated taxation and/or tax penalties under Code Section 409A. In addition, the Committee shall have the sole authority to make any accelerated payments permissible under Treas. Reg. Section 1.409A-3(j)(4) to you with respect to any deferred amounts, provided that such payments meet the requirements of Treas. Reg. Section 1.409A-3(j)(4). NCR Voyix makes no representation that any or all of the payments described in this Agreement will be exempt from or comply with Code Section 409A and makes no undertaking to preclude Code Section 409A from applying to any such payment.
22.No Employment Modification. The Plan and this Agreement do not constitute a contract of employment or impose on you or any Employer any obligation to retain you as an employee, to change the status of your employment, or to change the Employer’s policies regarding termination of employment. For U.S. employees, employment with the Employer is at will, which means that you or the Employer may terminate the employment relationship at any time, with or without cause, unless otherwise provided in a valid, formal written employment agreement signed by you and an officer of the Employer.
23.Execution and Validity of Agreement.  This Agreement shall be binding and effective upon NCR Voyix on the Grant Date. However, you will forfeit your Award and this Agreement shall have no force and effect if you do not duly execute it electronically on the TPA website at www.netbenefits.fidelity.com, in the form required by the Plan Administrator, within ninety (90) days after the Grant Date (or by other date required by the Plan Administrator).
24.Notices. All notices required hereunder shall be in writing and shall be deemed given upon the following business day if delivered personally (provided receipt of which is confirmed) or by courier service promising overnight delivery (with delivery confirmation) or five (5) business days after deposit in the U.S. Mail, certified with return receipt requested. All notices shall be addressed as follows: (a) If to NCR Voyix: NCR Voyix Corporation 864 Spring Street NW Atlanta GA 30308 Attn: General Counsel, with a copy via electronic mail to: ——, (b) if to you: your last known address shown in the personnel records of NCR Voyix, or (c) to such other address as either party will have furnished to the other in writing.

SCHEDULE A
2024 Performance-Based Restricted Stock Unit Award Agreement
PERFORMANCE PERIOD AND PERFORMANCE GOALS
Performance Goals; Performance Period. The following performance goals (the “Performance Goals”) shall apply for the period from November 8, 2024 through November 8, 2027 (the “Performance Period”):
The number of Stock Units that become Earned Units pursuant to this Agreement will be calculated by the Committee based on whether the Company’s common stock price during the Performance Period achieves the stock price hurdles in the table below pursuant to this Agreement. Specifically, the Committee shall calculate the number of such Earned Units by multiplying the Target Award Number of Stock Units by the applicable Payout Percentage set forth in the table below based on whether the twenty (20) trading day trailing average of the Company’s common stock price during the Performance Period equals or exceeds the stock price hurdles in the table below for twenty (20) consecutive trading days, in each case as certified by the Committee for the Performance Period, and subject to such further adjustments and determinations as may be made in the sole discretion of the Committee.
The following table shall apply for purposes of calculating the number of Stock Units that become Earned Units pursuant to this Agreement:

Stock Price Hurdle	Payout Percentage of Target Award Number
Below $22.00	0%
$22.00	100%
$24.00	125%
$26.00	150%

The maximum percentage by which the Target Award Number of Stock Units may be multiplied shall not exceed 150%. If the Company’s achievement is at least $22.00 and falls between the designated stock price hurdles set forth in the above table, the percentage by which the Target Award Number shall be calculated by linear interpolation between such designated levels of performance. There will be no Earned Units if the Company’s common stock price never achieves a minimum twenty (20) trading day trailing average of $22.00 for twenty (20) consecutive trading days during the Performance Period and in such instance, the Stock Units will be forfeited.